SHP ETF Trust 485BPOS

Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of FIS Christian Stock Fund, a series of SHP ETF Trust under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, PA

June 23, 2023